Exhibit 99.1

“Alexa – Connect Me to a Hotel Planner to Book a Reservation:” HotelPlanner Launches Alexa-Enabled Booking Feature

The proprietary, artificial intelligence-enabled capability immediately connects customers to a Hotel Planner agent to book a discounted hotel stay anywhere in the world, an industry first.

WEST PALM BEACH, FL, Oct 18, 2021 - HotelPlanner, a leading travel technology platform powered by proprietary artificial intelligence, today announced the launch of its new Alexa-enabled hotel booking feature that immediately connects customers to a global gig-based ‘Hotel Planner’ agent to book a discounted hotel stay – anywhere in the world – at any time, an industry first.

The announcement is well-timed with the rise in voice-activated technology and the ‘Internet of Things’ revolution that is already disrupting every industry across the globe.

How Alexa-Enabled Hotel Bookings Work

Using an Alexa device or the Alexa app, a customer must first say “Alexa – enable the HotelPlanner skill.” Once the skill is enabled, customers can then activate the feature any time by saying “Alexa – open HotelPlanner” or “Alexa – ask HotelPlanner to make a new reservation in Boston.”

Once a customer tells Alexa their travel details, the service immediately connects the customer to a live Hotel Planner as a priority call, which bypasses the call queue. The Hotel Planner can then typically offer a discounted rate before completing the booking. This is equivalent to having a personal hotel concierge at one’s beck and call anytime help is needed with hotel bookings.

HotelPlanner’s proprietary artificial intelligence and VOIP capabilities will also try to route customers to a gig-based Hotel Planner who either lives in, or knows about, the customer’s desired destination so that they can provide localized and personalized service.

And this new booking feature is completely free of charge.

Here’s a short instructional video to learn more.

Staying Ahead of the Technology Curve

Since its founding in 2004, HotelPlanner has sought to stay ahead of the technology curve with next generation features that anticipate evolving customer needs to further simplify and automate the hotel booking process.

For example, HotelPlanner pioneered the electronic Request for Proposal (eRFP) process for group bookings in 2004, and then added an online negotiation capability in 2009. In 2014, the company launched its instant group booking feature. In May 2020, at the height of the pandemic, HotelPlanner launched its global gig-economy based reservations platform in response to an influx of customer calls, an industry first for an online travel agency.

“We believe that adding Alexa-enabled hotel bookings is an industry game changer,” says John Prince, Co-Founder & Chief Information Officer, HotelPlanner. “As the Internet of Things and smart homes, smart cars and smart offices become more ubiquitous, HotelPlanner is ready to provide a tech-forward solution that embraces voice activation and anticipates how consumers will interact with technology to make travel plans. And this capability is sustainable, scalable, and complementary with the ongoing expansion of our gig-based Hotel Planner reservation platform.”

HotelPlanner Seeking to List on NASDAQ

In August 2021, HotelPlanner announced that it had entered into an agreement providing for a three-way merger with Astrea Acquisition Corp. (NASDAQ: ASAXU), a special purpose acquisition company, and Reservations.com. The merger contemplates HotelPlanner becoming a publicly listed company on NASDAQ under the ticker symbol “HOTP.” Completion of the merger is subject to approval by the stockholders of Astrea and other conditions. Astrea has filed a preliminary proxy statement regarding the transaction.

HotelPlanner, with its family of brands, including HotelPlanner.com, Meetings.com, and following the transaction, Reservations.com, will offer individual, group, and corporate booking access to more than 1 million global properties, enabled by a proprietary, cloud-based, artificial intelligence technology platform, and a 24/7 global gig-based reservations platform.

The transaction is expected to enable HotelPlanner to transform into a diversified hotel and event booking platform with complementary revenue streams, and to provide the combined company opportunities to realize multiple operating synergies to drive growth at scale.

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Legal Disclaimer

Amazon, Alexa and all related logos are trademarks of Amazon.com, Inc. or its affiliates.

Additional Information and Where to Find It

The transaction referred to in this press release, as well as detailed financial and business information concerning HotelPlanner and Reservations.com and other information will be contained in proxy materials filed with the SEC by Astrea Acquisition Corp., and definitive proxy materials will be sent to all Astrea shareholders. Before making any voting decision, Astrea’s stockholders are urged to carefully review the proxy materials and all other relevant documents filed with the SEC in connection with the proposed transaction as they become available.

Investors and security holders will be able to obtain free copies of the proxy materials and all other relevant documents filed or that will be filed by the SEC by Astrea through the website maintained by the SEC at www.sec.gov. Copies of the proxy materials can also be obtained, when available, without charge, from HotelPlanner’s website at https://www.hotelplanner.com/investors  and https://www.astreaacquisitioncorp.com/.

Participants in the Solicitations

Astrea, HotelPlanner, Reservations.com and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Astrea’s shareholders in connection with the proposed transaction. You can find more information about Astrea’s directors and executive officers in Astrea’s final prospectus dated February 3, 2021 and filed with the SEC on February 4, 2021. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests has been included in the preliminary proxy statement filed by Astrea referred to above. Shareholders, potential investors and other interested persons should read the proxy statement carefully before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between HotelPlanner, Reservations.com and Astrea Acquisition Corp., including statements regarding the anticipated benefits of the transaction, the anticipated timing of the transaction, future financial condition and performance of HotelPlanner and Reservations.com and expected financial impacts of the transaction (including future combined revenue, equity value and cash balance), the satisfaction of closing conditions to the transaction, the level of redemptions of Astrea’s public stockholders and the products and markets and expected future performance and market opportunities of HotelPlanner and Reservations.com.

These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of Astrea’s securities, (ii) the risk that the transaction may not be completed by Astrea’s business combination deadline and the potential failure to obtain an extension to the business combination deadline if sought by Astrea, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval of the merger agreement by the stockholders of Astrea, the satisfaction of the minimum trust account amount following any redemptions by Astrea’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (vi) the effect of the announcement or pendency of the transaction on the business relationships, operating results, and business generally of HotelPlanner and Reservations.com, (vii) risks that the proposed transaction disrupts current plans and operations of HotelPlanner and/or Reservations.com, (viii) the outcome of any legal proceedings that may be instituted against HotelPlanner, Reservations.com, or Astrea related to the merger agreement or the proposed transaction, (ix) the ability to maintain the listing of Astrea’s securities on NASDAQ or another national securities exchange, (x) changes in the competitive and regulated industries in which HotelPlanner and Reservations.com operate, variations in operating performance across competitors, changes in laws and regulations affecting the business of HotelPlanner and Reservations.com and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, (xii) the risk of downturns and a changing regulatory landscape in the highly competitive online travel booking industry, and (xiii) costs related to the transaction and the failure to realize anticipated benefits of the transaction or to realize projected results and underlying assumptions, including with respect to anticipated shareholder redemptions.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the proxy materials discussed above, and other documents filed by Astrea from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and HotelPlanner, Reservations.com, and Astrea assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. None of HotelPlanner, Reservations.com, or Astrea gives any assurance that HotelPlanner, Reservations.com, or Astrea, or the combined company, will achieve its expectations.

About HotelPlanner

HotelPlanner is a leading travel technology company that combines proprietary artificial intelligence capabilities with a 24/7 global gig-based reservations and customer service network. HotelPlanner travel agents can customize all traveler hotel & accommodation needs from a single platform while providing localized advice. HotelPlanner is one of the leading providers of individual, group and corporate travel bookings, specializing in unique “Closed User Group” discounted rates offered in unpublished private sale environments. Founded in 2004, HotelPlanner has enduring partnerships with many of the world’s largest OTAs, well-known hotel chains, individual hotels, online wedding providers, ancillary lodging providers, corporations, professional and amateur sports teams and franchises, universities and government agencies.

For more information, please visit https://www.hotelplanner.com

About Reservations.com

Reservations.com is an award-winning online travel company on a mission to bring the human-touch back to travel. Founded in 2014 with a focus on helping consumers create memorable travel experiences, Reservations.com has experienced rapid growth. Reservations.com's user-friendly website offers unparalleled visibility into hotels, including: descriptions, pricing information, and reviews of nearly 500,000 properties globally. The company is on a journey to enable customers to not only reserve hotels, but to create memories.

For more information, please visit www.reservations.com

About Astrea Acquisition Corp.

Astrea Acquisition Corp. (NASDAQ: ASAXU) is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. While we intend to evaluate opportunities in many industries, we are targeting technology-enhanced high-growth companies that have clear differentiated business models suited for disruption in their sectors. The diverse experience, extensive relationship network, and successful SPAC experience of our management team and board of directors make Astrea an ideal partner for businesses that have the potential to become outstanding public companies.

Contacts

Investors
For HotelPlanner: ICR – investors@hotelplanner.com
For Astrea Acquisition Corp.: info@astreaacquisitioncorp.com

Media
For HotelPlanner: ICR – media@hotelplanner.com
For Astrea Acquisition Corp.: info@astreaacquisitioncorp.com